UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

CURRENT REPORT

FOR REGISTARTION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct., NE	30062
Marietta, GA	(Zip Code)
(Address of principal executive offices)

(770) 651-9100
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, $0.001 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box ☒

Title of each class to be registered:  Common Stock, par value $0.001 per share

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Security Act registration statement or Regulation A offering statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The following is a description of certain material terms of the common stock, $0.001 par value per share (“Common Stock”), of MiMedx Group, Inc., a Florida corporation (the “Company”):

The Company’s Articles of Incorporation, together with Articles of Amendment effective each of May 14, 2010, August 8, 2012, November 8, 2012, May 15, 2015, November 7, 2018 and July 1, 2020 (as so amended, the “Articles of Incorporation”), authorize the Company to issue up to 150,000,000 shares of Common Stock.

The holders of Common Stock are entitled to receive such dividends as are from time to time declared by the Company’s board of directors (the “Board”) out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters.

The Common Stock is not redeemable. The holders of Common Stock have no pre-emptive, conversion or cumulative voting rights. There are no sinking fund provisions for or applicable to the Common Stock. The outstanding shares of Common Stock are not liable to further call or to assessment by the Company.

The Articles of Incorporation provide that the Board is comprised of three classes of directors and that each director shall be elected for a three-year term lasting until the next annual meeting of shareholders upon which his or her term expires or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

The Company reserves the rights to repeal, alter, amend or rescind any provision contained in the Articles of Incorporation or the Company’s Amended and Restated Bylaws (the “Bylaws”).

The Company is subject to the Florida affiliated transactions statute, which generally requires approval by the disinterested directors or supermajority approval by shareholders for “affiliated transactions” between a corporation and an “interested stockholder.” An “interested stockholder” is any person who is the beneficial owner of more than 10% of the outstanding voting stock of the corporation. The “affiliated transactions” covered by the statute include, with certain exceptions, (a) mergers and consolidations to which the corporation and the interested stockholder are parties, (b) sales or other dispositions of the corporation’s assets to the interested stockholder having an aggregate market value of 5% or more of the outstanding shares of the corporation, having an aggregate value of 5% or more of the assets, on a consolidated basis, of the corporation, or representing 5% or more of the earning power or net income of the corporation, (c) issuances by the corporation of its securities to the interested stockholder having an aggregate market value equal to 5% or more of the aggregate market value of all the corporation’s outstanding shares, (d) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested stockholder, (e) any reclassification of the corporation’s securities that has the effect of increasing by more than 5% the percentage of outstanding voting shares of the corporation beneficially owned by the interested stockholder, and (f) the receipt by the interested stockholder of certain loans or other financial assistance from the corporation. Accordingly, these provisions may discourage attempts to acquire the Company.

In addition, the Articles of Incorporation and Bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include the following:

•the authority of the Board to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of such Preferred Stock without shareholder approval;

•the division of our Board into three classes with staggered three-year terms;

•restricting shareholders’ right to call special meetings;

•granting the Board the exclusive right to fill Board vacancies;

•permitting the removal of directors only for cause; and

•prohibiting cumulative voting in the election of the Company’s directors.

These provisions of Florida law and the Articles of incorporation and Bylaws could prohibit or delay mergers or other takeover or change of control of the Company and may discourage attempts by other companies to acquire us, even if such a transaction would be beneficial to the Company’s shareholders.

The foregoing description of the Common Stock is qualified in its entirety by the provisions of the Articles of Incorporation and Bylaws, which are filed as exhibits to the Company’s reports with the Securities and Exchange Commission and incorporated herein by reference.

The Registrant has applied to list the Common Stock on The Nasdaq Stock Market LLC under the trading symbol “MDXG.”

Item 2. Exhibits

Exhibit Number	Description
3.1
Articles of Incorporation, together with Articles of Amendment, effective each of May 14, 2010; August 8, 2012, November 8, 2012; and May 15, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on March 1, 2017).

3.2	Articles of Amendment to the Articles of Incorporation, effective November 6, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A filed on November 7, 2018).
3.3	Articles of Amendment to the Articles of Incorporation of MiMedx Group, Inc., effective July 1, 2020 (incorporated by reference to Exhibit 3.3 of the Registrant’s Form 10-K filed on July 6, 2020)
3.4	Bylaws of MiMedx Group, Inc., as amended and restated as of October 3, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 4, 2018).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MIMEDX GROUP, INC.
(Registrant)
Dated: November 2, 2020

By: /s/ Peter M. Carlson
Peter M. Carlson Chief Financial Officer